SECURITIES AND EXCHANGE COMMISSION
                     WASHINGTON, D.C. 20549


                           FORM 8-K

                         CURRENT REPORT

             Pursuant to Section 13 or 15(d) of the
                 Securities Exchange Act of 1934



Date of Report (Date of earliest event reported): October 3, 1999


                      NORTH VALLEY BANCORP
     (Exact name of registrant as specified in its charter)



     California              0-10652              94-2751350
   (State or other        (File Number)         (IRS Employer
   jurisdiction of                           Identification No.)
   incorporation)


          880 East Cypress Avenue                   96002
            Redding, California
 (Address of principal executive offices)         (Zip Code)


Registrant's telephone number, including area code:  (530) 221-8400


   This Form 8-K consists of 3 pages. The Exhibit Index is on Page 4.


     5.  Other Events

     On October 4, 1999, the Registrant, North Valley Bancorp, and Six Rivers National Bank, a national banking association with its head office in Eureka, California, issued a joint news release announcing the signing of an Agreement and Plan of Reorganization and Merger dated October 3, 1999 (the "Agreement") by and among North Valley Bancorp, Six Rivers National Bank and NVB Interim National Bank, an interim national banking association to be formed at the direction of North Valley Bancorp to facilitate a tax-free merger intended to be accounted for as a pooling of interests (the "Merger"). A copy of the October 4, 1999, news release is attached hereto as Exhibit 99.1.

     Pursuant to the Agreement, it is expected that Six Rivers National Bank will merge with and into NVB Interim National Bank and the resulting national banking association will continue as a wholly owned subsidiary of North Valley Bancorp, with the name "Six Rivers National Bank." North Valley Bancorp is currently the holding company for North Valley Bank, a California banking corporation with its head office in Redding, California. Thus, upon consummation of the transactions contemplated by the Agreement, North Valley Bancorp would have two banking subsidiaries: Six Rivers National Bank and North Valley Bank.

     Under the terms of the Agreement, the shareholders of Six Rivers National Bank will be entitled to exchange their shares of Six Rivers National Bank Common Stock, held on the record date, for shares of North Valley Bancorp Common Stock. The number of shares exchanged will depend on the average price of North Valley Bancorp Common Stock on The Nasdaq National Market for a 20-day period prior to the closing. If the average price is not less than $10.00 and is not more than $12.06, the conversion ratio will be 1.450. If the average price is not less than $12.07 and is not more than $12.50, the conversion ratio will be determined by dividing $17.50 by the average price. If the average price is more than $12.50 but is not more than $15.00, the conversion ratio will be 1.400, and if the average price is more than $15.00, the conversion ratio will be determined according to a formula intended to give the shareholders of Six Rivers National Bank approximately 40 percent of the appreciation. If the average price is less than $10.00, the Board of Directors of Six Rivers National Bank will have the right to terminate the Agreement or to accept a conversion ratio of 1.450 and proceed with the closing.

             The Agreement has been approved by the Boards of Directors of North Valley Bancorp and Six Rivers National Bank. The Merger is subject to the approval of the North Valley Bancorp shareholders, the approval of the Six Rivers National Bank shareholders, all applicable regulatory approvals and other terms and conditions customary for transactions of this type. Subject to satisfaction of the conditions set forth in the Agreement, it is estimated that the closing of the Merger will occur in the first or second quarter of the year 2000.

     The foregoing summary is qualified in its entirety by reference to the Agreement attached hereto as Exhibit 2.1 and incorporated herein by this reference.

     Item 7.     Financial Statements and Exhibits

          (c)  Exhibits.

          2.1 Agreement and Plan of Reorganization and Merger dated October 3, 1999

          99.1 Joint News Release of October 4, 1999



                           SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.



                                   NORTH VALLEY BANCORP
                                        (Registrant)


Date: October 12 , 1999.                By:  /s/ Sharon L. Benson
                                           Sharon L. Benson
                                           Senior Vice President and
                                           Chief Financial Officer

                          Exhibit Index


No.  Identity                                                 Page Nos.


2.1  Agreement and Plan of Reorganization and Merger dated
     October 3, 1999                                              5

99.1 Joint News Release of October 4, 1999                       73